AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 2009

REGISTRATION NO.  333-______

UNITED STATES
SECURITIES AND  EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
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STEWARDSHIP FINANCIAL CORPORATION
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(Exact name of registrant as specified in its charter)

NEW JERSEY	22-3351447
(State or other jurisdiction of\	(IRS Employer Identification No.)
incorporation or organization)

630 GODWIN AVENUE,
MIDLAND PARK, NEW JERSEY  07432
201-444-7100
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(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

PAUL VAN OSTENBRIDGE
STEWARDSHIP FINANCIAL CORPORATION
630 GODWIN AVENUE
 MIDLAND PARK, NJ 07432-1405
(201) 444-7100
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(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Agent for Service)

WITH A COPY TO:
MICHELE F. VAILLANT, ESQ.
MCCARTER & ENGLISH
100 MULBERRY STREET
NEWARK, NJ 07102-4096
973-622-4444

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

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If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [__]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [__]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [__]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of ‘‘large accelerated filer,’’ ‘‘accelerated filer’’ and ‘‘smaller reporting company’’ in Rule 12b–2 of the Exchange Act.

❑ Large Accelerated Filer	❑ Accelerated Filer

❑ Non-Accelerated Filer (Do not check if a smaller reporting company)	☒ Smaller Reporting Company

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Warrant to Purchase Common Stock and underlying shares of Common Stock, no par value	127,119(1)	$11.80(2)	$1,500,004(2)	$83.70
Total	127,119		$1,500,004	$83.70

(1)
There are being registered hereunder (a) a warrant initially for the purchase of 127,119 shares of common stock which we issued to the United States Department of the Treasury (the “Treasury”) pursuant to the Treasury’s Troubled Asset Relief Program Capital Purchase Program, at an initial exercise price of $11.80 per share, (b) 127,119 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in the warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(2)	Calculated in accordance with Rule 457(i) with respect to the per share price exercise price of the warrant of $11.80.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, Preliminary Prospectus dated March 2, 2009

PROSPECTUS

STEWARDSHIP FINANCIAL CORPORATION

127,119 SHARES OF COMMON STOCK
AND A WARRANT TO PURCHASE 127,119 SHARES OF COMMON STOCK

This prospectus relates to the potential resale from time to time by selling securityholders of a warrant (the “Warrant”), or portions thereof, which expires on January 30, 2019, to purchase 127,119 shares of common stock, no par value (the “Common Stock”) of Stewardship Financial Corporation (the “Corporation”), at an exercise price of $11.80 per share, subject to adjustment as described in this prospectus, and any shares of Common Stock issuable from time to time upon exercise of the Warrant.  The Warrant and 10,000 shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a per share liquidation preference  of $1,000, were issued by the Corporation pursuant to a Letter Agreement dated January 30, 2009 and the related Securities Purchase Agreement - Standard Terms (the “Securities Purchase Agreement”) between the Corporation and the United States Department of the Treasury as part of the Treasury’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  In this prospectus, we also refer to the United States Department of the Treasury as the “Treasury” or the “initial selling securityholder” and to the 10,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, as the “Series A Preferred Stock.”  We have not registered the Series A Preferred Stock with the Securities and Exchange Commission, and the selling securityholders may not use this prospectus for the resale of the Series A Preferred Stock.

The initial selling securityholder and its successors, including transferees, who are collectively referred to in this prospectus as the “selling securityholders,” may sell or otherwise dispose of the securities offered by this prospectus.  The selling securityholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions, if any.  We will not receive any proceeds from the sale of securities by the selling securityholders.

Our common stock is listed on the NASDAQ Capital Market under the symbol “SSFN.”  On February 26, 2009, the closing sale price of our Common Stock on the NASDAQ Capital Market was $8.00 per share.  Neither the Series A Preferred Stock nor the Warrant is listed on any securities exchange and we do not intend to seek such listing unless we are requested to do so by the Treasury.

The principal executive offices of the Corporation and its wholly owned subsidiary, Atlantic Stewardship Bank, are located at 630 Godwin Avenue, Midland Park, New Jersey 07432-1405.  The Corporation’s telephone number is (201) 444-7100.

INVESTING IN OUR SECURITIES INVOLVES RISKS.  SEE THE “RISKS FACTORS” SECTION BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is [________], 2009.

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TABLE OF CONTENTS

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PROSPECTUS SUMMARY

Following is a summary of information contained elsewhere in, or incorporated by reference into, this prospectus.  This summary is not intended to provide you with all of the information that you should consider before any investment in our securities.  You should read carefully all of the information contained in this prospectus as well as the documents incorporated by reference into this prospectus..  See “Where You Can Find More Information” regarding information incorporated by reference into this prospectus.

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”).  By using a shelf registration statement, the selling securityholders may sell or otherwise dispose of the securities covered by this prospectus, from time to time, in one or more offerings.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders.  The prospectus supplement may add, update or change information in this prospectus.  If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.  You should read this prospectus and, if applicable, any prospectus supplement we provide as well as the additional information described under the heading “Where You Can Find More Information” before you invest.

You should rely only on the information contained or incorporated by reference in this prospectus and any supplement to this prospectus.  Neither us nor the selling securityholders have authorized anyone to provide you with information different from that contained in this prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where it is lawful for them to do so.  You should not assume that the information contained in this prospectus or any prospectus supplement is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any prospectus supplement is delivered or securities are sold on a later date.  The Corporation’s business, financial condition, results of operations and prospects may have changed since that date.

All references in this prospectus to “the Corporation,” “we,” “us,” “our,” “Stewardship” or similar references mean Stewardship Financial Corporation and its consolidated subsidiary unless otherwise stated or the context otherwise requires.

Stewardship Financial Corporation

Stewardship Financial Corporation is a one-bank holding company, which was incorporated under the laws of the State of New Jersey in January 1995 to serve as a holding company for Atlantic Stewardship Bank (the “Bank”).  The only significant activity of the Corporation is ownership and supervision of the Bank.   The Bank is a commercial bank formed under the laws of the State of New Jersey on April 26, 1984.  The Bank conducts its business from its main office in Midland Park, New Jersey, and its twelve branches located in Hawthorne, Ridgewood, Montville, North Haledon, Pequannock, Waldwick, Wayne, Westwood and Wyckoff, New Jersey.  The Corporation, through the Bank, conducts a traditional commercial banking business and offers services to individuals and businesses, including personal and business checking accounts and time deposits, money market accounts and regular savings accounts.  We engage in a wide range of lending activities and offer commercial, consumer, mortgage, home equity and personal loans.   The Bank has incorporated a tithing policy into its business and tithes 10% of its pre-tax profits to Christian and local charities.

At September 30, 2008, the Corporation had consolidated total assets of $610,137,000, deposits of $492,110,000, borrowings of $62,872,000 and total shareholders’ equity of $41,759,000.

The principal executive offices of the Corporation and the Bank are located at 630 Godwin Avenue, Midland Park, New Jersey 07432-1405.  The Corporation’s telephone number is (201) 444-7100.

The Corporation’s Common Stock is traded on the NASDAQ Capital Market under the ticker symbol “SSFN.”

Securities Being Offered

The securities being offered by this prospectus consist of (i) a Warrant, or portions thereof, which expires on January 30, 2019, to purchase 127,119 shares of the Common Stock of the Corporation at an exercise price of $11.80 per share, subject to adjustment as described herein, and (ii) any shares of Common Stock issuable from time to time upon exercise of the Warrant.  The Warrant was issued to the United States Department of the Treasury on January 30, 2009 when, pursuant to the Treasury’s TARP Capital Purchase Program, we sold to the Treasury Department 10,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference amount $1,000 per share, for an aggregate purchase price of $10,000,000.  The Warrant and the Series A Preferred Stock were issued in a private placement exempt from the registration requirements of the Securities Act.  The terms of the Warrant, our Common Stock and the Series A Preferred Stock are described in this prospectus under “Description of Warrant,” “Description of Capital Stock  - Series A Preferred” and “Description of Capital Stock - Common Stock.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include those regarding our goals, beliefs, plans or current expectations and other statements regarding matters that are not historical facts.  For example, when we use words such as “may,” “will,” “expect,” “intend”, “anticipate,” “believe,” “contemplate,” “estimate,” “plan” and “continue” or similar words that convey uncertainty of future events or outcomes, we are making forward-looking statements. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future operating results or of our financial condition, or state other “forward-looking” information.   Because they are based on the Corporation’s current expectations and assumptions,  forward-looking statements are subject to various known and unknown risks,  uncertainties and other factors that could cause our actual results to differ materially from the expectations we describe in our forward-looking statements.  These risk factors include:

•	changes in general, economic and market conditions in New Jersey and the markets we serve any of which may affect our level of non-performing assets;

•	demands for loans and deposits in our market area;

•	the timely development, introduction and acceptance of new banking-related products, services and enhancements;

•
changes in legislative and regulatory conditions that adversely affect our business, including possible changes to the terms and conditions of the Capital Purchase Program established by the Treasury; including changes to the letter agreement between the Corporation and the Treasury which changes the Treasury may make unilaterally;

•	the development of an interest rate environment that adversely affects our interest rate spread or other income anticipated from operations and investments; and

•	management’s ability to manage these and other risks.

Therefore, in evaluating any forward-looking statement made by us, you should specifically consider the various risks, uncertainties and events discussed in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus and contained in the incorporated by reference documents.  The occurrence of any or all of these risk factors could adversely impact our financial condition and results of operation.

We caution you not to place undue reliance on these forward-looking statements, which are based upon management’s beliefs and assumptions at the time they are made.  Except to the extent required by applicable securities laws and regulations, we undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus to reflect new information, events or circumstances after the date of this prospectus or to update the reasons why actual results could differ from those contained in such forward-looking statements.

RISK FACTORS

An investment in our securities involves significant risks.  The following discussion highlights the risks management believes are material for the Corporation, but does not necessarily include all the risks that we may face.  If any of these events actually occurs, the business, financial condition, results of operations or cash flows of the Corporation could be materially adversely affected, the market price of the Corporation’s Common Stock could decline significantly, and a shareholder could lose all or part of an investment in the Corporation’s Common Stock.  You should carefully review these risk factors and other information contained in this prospectus and the documents incorporated by reference before making an investment decision regarding our securities.  Our operations are subject to interest rate risk and changes in interest rates may negatively affect our financial performance.

 Our operations are subject to interest rate risk and changes in interest rates may negatively affect our financial performance.

Our earnings and cash flows are largely dependent upon our net interest income.  Net interest income is the difference between interest income earned on interest-earning assets, such as loans and securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed money.  To be profitable we must earn more interest from our interest-earning assets than we pay on our interest-bearing liabilities.  Changes in the general level of interest rates may have an adverse affect on our business, financial condition and results of operation.  Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and the policies of governmental and regulatory agencies such as the Federal Reserve Bank.  Changes in monetary policy and interest rates can also adversely affect our ability to originate loans and deposits, the fair value of financial assets and liabilities, and the average duration of our assets and liabilities.

Our allowance for loan losses may be insufficient.

There are inherent risks associated with our lending activities.  There are risks inherent in making any loan, including dealing with individual borrowers, nonpayment, uncertainties as to the future value of collateral and changes in economic and industry conditions.   We attempt to mitigate and manage credit risk through prudent loan underwriting and approval procedures, monitoring of loan concentrations and periodic independent review of outstanding loans.  We cannot be assured that these procedures will reduce credit risk inherent in the business.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and assets serving as collateral for loan repayments. In determining the size of our allowance for loan loss, we rely on our experience and our evaluation of economic conditions.  If our assumptions prove to be incorrect, our current allowance may not be sufficient to cover probable incurred loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in our portfolio.  Significant additions to our allowance for loan losses would materially decrease our net income.

A persistent, deepening economic recession and unstable financial markets have adversely affected our industry and, because of our geographic concentration in northern New Jersey, we could be impacted by adverse changes in local economic conditions.

Our success depends on the general economic conditions of the nation, the state of New Jersey, and the Northern New Jersey area.  The nation’s current economic recession and the related instability of the financial markets have severely adversely affected the banking industry and may adversely affect our business, financial condition, results of operations and stock price.  We do not believe these difficult economic conditions are likely to improve in the near future and if the efforts of the federal government to stabilize the economy are unsuccessful the recession could deepen.  Unlike larger banks that are more geographically diversified, we provide financial services to customers primarily in the market areas in which we operate.  The local economic conditions of these areas have a significant impact on our commercial, real estate and construction loans, the ability of our borrowers to repay these loans and the value of the collateral securing these loans.  While we did not and do not have a sub-prime lending program, any significant decline in the real estate market in our primary market area would hurt our business and mean that collateral for our loans would have less value. As a consequence, our ability to recover on defaulted loans by selling the real estate securing the loan would be diminished and we would be more likely to suffer losses on defaulted loans.  Any of the foregoing events and conditions could have a material adverse effect on our business, results of operations and financial condition.

Competition within the financial services industry could adversely affect our profitability.

We face strong competition from banks, other financial institutions, money market mutual funds and brokerage firms within the New York metropolitan area.  A number of these entities have substantially greater resources and lending limits, larger branch systems and a wider array of banking services.  Competition among depository institutions for customer deposits has increased significantly in the current difficult economic situation.  If we are unsuccessful in competing effectively, we will lose market share and may suffer a reduction in our margins and suffer adverse consequences to our business, results of operations and financial condition.

Federal and State regulations could restrict our business and increase our costs and non-compliance would result in penalties, litigation and damage to our reputation.

We operate in a highly regulated environment and are subject to extensive regulation, supervision, and examination by the Federal Deposit Insurance Corporation (“FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the State of New Jersey.  The significant federal and state banking regulations that we are subject to are described in our Annual Report on Form 10-K for the year ended December 31, 2007 under “Item 1. Business.”  See “Where You Can Find More Information.”   Such regulation and supervision of the activities in which an institution may engage is primarily intended for the protection of the depositors and the federal deposit insurance funds.  These regulations affect our lending practices, capital structure, investment practices, dividend policy and overall operations.  These statutes, regulations, regulatory policies and interpretations of policies and regulations are constantly evolving and may change significantly over time.  Any such changes could subject the Corporation to additional costs, limit the types of financial services and products we may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things.  Due to our nation’s current economic recession and the lack of confidence in the financial markets, it is highly probable new federal and/or state laws and regulations of lending and funding practices and liquidity standards will be forthcoming.  Bank regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in bank examinations with respect to bank capital requirements.  Any increased government oversight may increase our costs and limit our business opportunities.  We may be required to pay even higher FDIC premiums than the recently increased level.  Our failure to comply with laws, regulations or policies applicable to our business could result in sanctions against us by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on our business, financial condition and results of operations.  While we have policies and procedures designed to prevent any such violations, there can be no assurances that such violations will not occur.

A breach of information security or compliance breach by one of our vendors could negatively affect our reputation and business.

We rely upon a variety of competing platforms and networks over the internet for the purpose of data processing, communication and information exchange.  Despite the safeguards instituted by management, such systems are susceptible to a breach of security.  In addition, we rely on the service of a variety of third-party vendors to meet our processing needs.  If confidential  information is compromised, financial losses, costs and damages could occur.  Such costs and or losses could materially affect our earnings.  In addition, the negative affect on our reputation could affect our ability to deliver products and services successfully to new and existing customers.

The trading volume of our stock remains low which could impact stock prices.

The trading history of our Common Stock has been characterized by relatively low trading volume.  The value of a shareholder’s investment may be subject to decreases due to the volatility of the price of our Common Stock, which trades on the NASDAQ Capital Market.

The market price of our Common Stock may be volatile and subject to fluctuations in response to numerous factors, including, but not limited to, the factors discussed in the other risk factors and the following:

•	actual or anticipated fluctuation in operating results;

•	changes in interest rates;

•	changes in legal or regulatory environment;

•	press releases, publicity, or announcements;

•	changes in expectation of our future financial performance;

•	future sales of our Common Stock;

•	changes in economic conditions; and

•	other developments affecting us or our competitors.

These factors may adversely affect the trading price of our Common Stock, regardless of our  actual operating performance, and could prevent a shareholder from selling our Common Stock at or above the current market price.

Because of our participation in the Treasury’s Capital Purchase Program, the Corporation is subject to certain restrictions including limitations on the payment of dividends on and the repurchase of our Common Stock.

The Corporation has traditionally paid a quarterly cash dividend to shareholders.  In the future, we may not be able to declare or pay cash dividends other than regular quarterly cash dividends of not more than $0.095 per share, which was the amount of the last regular quarterly dividend declared and paid by the Corporation, or even to declare or pay cash dividends at all in accordance with past practice, due to restrictions on the payment of dividends contained in the Securities Purchase Agreement between the Corporation and the Treasury.  These restrictions on declaring or paying dividends could negatively effect the value of our Common Stock.  Until the earlier of the third anniversary of the Treasury’s investment in our Series A Preferred Stock or when all of the shares of Series A Preferred Stock have been redeemed by us or transferred by the Treasury to third parties, we may not, without the consent of the Treasury, increase the cash dividend on our Common Stock or, purchase, redeem or otherwise acquire for consideration shares of our Common Stock or any preferred stock (other than the Series A Preferred Stock), subject to limited exceptions, most significantly purchases in connection with benefit plans.  We are prohibited from declaring dividend payments on common, junior preferred or pari passu preferred shares unless we are current in our dividend payments on the Series A Preferred Stock.  Further, common, junior preferred or pari passu preferred shares may not be repurchased by us unless we are current in our dividend payments on the Series A Preferred Stock.

Moreover, our ability to pay dividends is always subject to legal and regulatory restrictions.  Any payment of dividends in the future will depend, in large part, on the Corporation’s earnings, capital requirements, financial condition and other factors considered relevant by the Corporation’s Board of Directors.  Although we have historically paid cash dividends on our Common Stock, we are not required to do so and our Board of Directors could reduce or eliminate our Common Stock dividend in the future.

If we are unable to redeem the Series A Preferred Stock issued to the Treasury in connection with our participation in the Treasury’s TARP Capital Purchase Program within five years, the cost of the capital received will increase significantly.

The Series A Preferred Stock pays cumulative dividends at the rate of 5% per annum for the first five years and 9% per annum thereafter.  The Series A Preferred Stock has no maturity date.  If we are unable to redeem the Series A Preferred Stock prior to February 15, 2014, the dividend payable thereon will increase on that date from 5% per annum (approximately $500,000 annually) to 9% per annum (approximately $900,000 annually).  See “Description of Capital Stock - Series A Preferred Stock - Redemption and Repurchase.”  If we are unable to redeem our Series A Preferred Stock by February 15, 2014, this increase in the annual dividend rate on the Series A Preferred Stock could have a material negative effect on our liquidity.

The Series A Preferred Stock issued to the Treasury in connection with our participation in the Treasury’s Capital Purchase Program reduces our net income and earnings per share of Common Stock and the Warrant issued to the Treasury may be dilutive to the ownership interests of holders of the Common Stock.

The shares of Series A Preferred Stock pay cumulative dividends at the rate of 5% per annum for the first five years and 9% per annum thereafter.  These dividends will reduce our net income and earnings per common share.  The Series A Preferred Stock ranks senior to the Common Stock and, as such, will receive preferential treatment in the event of liquidation, dissolution or winding up of the Corporation.  In the event that the Warrant issued to the Treasury is exercised in whole or part, the ownership interest of our existing shareholders will be diluted accordingly.  The shares of Common Stock underlying the warrant represent approximately 2.2% of the shares of the Corporation’s Common Stock outstanding as of February 26, 2009 (included in total shares outstanding are the shares issuable upon exercise of the Warrant). The Treasury has agreed not to vote any of the shares of Common Stock it receives upon exercise of the Warrant, but any third party to which the Treasury transfers the Warrant or any portion of the Warrant or any shares of Common Stock underlying the Warrant is not similarly bound by this voting restriction.

USE OF PROCEEDS

All securities sold pursuant to this prospectus will be sold by the selling securityholders.  The Corporation will not receive any proceeds from any such sales.

DESCRIPTION OF WARRANT

On January 30, 2009, we issued to the Treasury a ten-year Warrant to purchase up to 127,119 shares of the Corporation’s Common Stock.  The Warrant is immediately exercisable by the holder, subject to certain limitations on exercise described below.  The Warrant was issued concurrent with our sale to the Treasury of 10,000 shares of Series A Preferred Stock pursuant to the TARP Capital Purchase Program.  The following is a summary of the material terms and provisions of the Warrant.  The actual terms of the Warrant are set forth in the Warrant, a copy of which was attached as Exhibit 4.3 to our Current Report on Form 8-K filed on February 4, 2009 and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

General

The Warrant gives the holder of the Warrant (the “Warrantholder”) the right to initially purchase up to 127,119 shares of Common Stock at an exercise price of $11.80 per share.  Except as indicated below under the subheading “Transferability,” the Warrant is immediately exercisable and is exercisable, in whole or in part, any time until it expires on January 30, 2019.  The Warrant is exercisable by the Warrantholder by surrendering the Warrant, along with a duly completed and signed notice of exercise and the Warrantholder’s payment for the shares of Common Stock being purchased under the Warrant to the Corporation’s principal executive offices.  The exercise price may be paid (i) by having us withhold from the shares of Common Stock that would otherwise be issuable to the Warrantholder upon exercise, a number of shares of Common Stock having a market value equal to the aggregate exercise price or (ii) if both we and the Warrantholder consent, in cash.

Possible Reduction in Number of Shares

If we (or any successor to us by a business combination) complete one or more Qualified Equity Offerings (as defined in the Warrant) on or prior to December 31, 2009 resulting in aggregate gross proceeds of at least $10,000,000 (plus the aggregate liquidation preference amount of any shares of preferred stock issued to the Treasury pursuant to the TARP Capital Purchase Program by a successor to us), the number of shares of Common Stock underlying the Warrant then held by the Treasury will be reduced by 50%.  The number of shares subject to the Warrant are subject to further adjustment as described below under “Other Adjustments.”

The Warrant defines a “Qualified Equity Offering” as the sale for cash by the Corporation (or its successor) of preferred stock or common stock that qualifies as Tier 1 capital under applicable regulatory capital guidelines.

Transferability

The Warrant is not subject to any restrictions on transfer; however, the Treasury may only transfer or exercise the Warrant with respect to one-half of the shares of Common Stock underlying the Warrant prior to the earlier of (i) the date on which we (or any successor to us by a business combination) have received aggregate gross proceeds of at least $10,000,000 (plus the aggregate liquidation preference amount of any shares of preferred stock issued to the Treasury pursuant to the TARP Capital Purchase Program by a successor to us) from one or more Qualified Equity Offerings (including those by any successor to us by a business combination) and (ii) December 31, 2009.

Voting of Warrant Shares

The Treasury has agreed that it will not vote any of the shares of Common Stock that it acquires upon exercise of the Warrant. This does not apply to any other person who acquires any portion of the Warrant or the shares of Common Stock underlying the Warrant from the Treasury.

Other Adjustments

The exercise price of the Warrant and the number of shares of Common Stock underlying the Warrant will automatically adjust upon the following events:

•	any stock split, stock dividend, subdivision, reclassification or combination of our Common Stock;

•
until the earlier of (i) the date on which the Treasury  no longer holds any portion of the Warrant and (ii) January 30, 2012, issuance of our Common Stock (or securities convertible into our Common Stock) for consideration (or having a conversion price per share) less than 90% of then current market value, except for issuances in connection with benefit plans, business acquisitions and public or other broadly marketed offerings; or

•	a pro rata repurchase by us of our Common Stock.

In addition, if we declare any dividends or distributions on our Common Stock other than our historical, ordinary cash dividends, dividends paid in our Common Stock and other dividends or distributions covered by the first bullet point above, the exercise price of the Warrant will be adjusted to reflect such distribution.

In the event of any merger, consolidation, or other business combination to which we are a party, the Warrantholder's right to receive shares of our Common Stock upon exercise of the Warrant will be converted into the right to exercise the Warrant to acquire the number of shares of stock or other securities or properly (including cash) which the Common Stock issuable upon exercise of the Warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination. For purposes of the provision described in the preceding sentence, if the holders of our Common Stock have the right to elect the amount or type of consideration to be received by them in the business combination, then the consideration that the Warrantholder will be entitled to receive upon exercise will be the amount and type of consideration received by a majority of the holders of the Common Stock who affirmatively make an election.

No Rights as Shareholders

The Warrant does not entitle its holder to any of the rights of a shareholder of the Corporation prior to exercise.

DESCRIPTION OF CAPITAL STOCK

Our authorized Capital Stock consists of:

•	10,000,000 shares of Common Stock, without par value per share; and

•	2,500,000 shares of preferred stock, without par value per share.

As of February 26, 2009, there were 5,584,714 shares of our Common Stock issued and outstanding and 10,000 shares of our preferred stock issued and outstanding, all of which consisted of the Series A Preferred Stock.

In this section we provide a description of the features and rights related to our Capital Stock.

Series A Preferred Stock

The following is a brief description of the material terms and provisions of the Series A Preferred Stock.  This summary does not purport to be complete in all respects.  The actual terms of the Series A Preferred Stock are set forth in our Certificate of Incorporation, as amended by the Certificate of Amendment with respect to the Series A Preferred Stock, a copy of which was attached as Exhibit 3(i).3 to our Current Report on Form 8-K filed with the SEC on February 4, 2009 and incorporated by reference into this prospectus. See “Where You Can Find More Information” regarding the incorporation by reference of our Certificate of Incorporation.

General

Under our Certificate of Incorporation, as amended, we have authority to issue up to 2,500,000 shares of preferred stock, no par value.  In connection with the transactions contemplated by the Securities Purchase Agreement between us and the Treasury, we authorized the issuance of 10,000 shares of Series A Preferred Stock, pursuant to an amendment to our Certificate of Incorporation.  All 10,000 shares of Series A Preferred Stock were issued on January 30, 2009 to the Treasury pursuant to the TARP Capital Purchase Program for a purchase price of $10,000,000 in a transaction exempt from the registration requirements of the Securities Act.  The issued and outstanding shares of Series A Preferred Stock are validly issued, fully paid and nonassessable.  No other shares of preferred stock are issued and outstanding as of the date hereof.

The Series A Preferred Stock has a liquidation preference amount of $1,000 per share. The Series A Preferred Stock has no maturity date.

Dividend Rights

Dividends on the Series A Preferred Stock are payable quarterly in arrears on the fifteenth day of February, May, August and November of each year (or, if not a business day, the next succeeding business day), when, as and if authorized and declared by our Board of Directors out of legally available funds at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 5% per annum from January 30, 2009 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014).

Dividends on the Series A Preferred Stock are cumulative. If for any reason our Board of Directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if our Board of Directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Series A Preferred Stock.

As long as the Series A Preferred Stock remains outstanding, we may not declare or pay a dividend or other distribution on our Common Stock or any other shares of Junior Stock (other than dividends payable solely in Common Stock) or Parity Stock (other than dividends paid on a pro rata basis with the Series A Preferred Stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of Common Stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods are paid in full.

The Securities Purchase Agreement defines “Junior Stock” as our Common Stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.  We currently have no outstanding class or series of stock constituting Junior Stock other than our Common Stock.

The Securities Purchase Agreement defines “Parity Stock” as any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights

The Series A Preferred Stock has a liquidation preference of $1,000 per share.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of the Series A Preferred Stock are entitled, subject to creditors’ rights but before any distribution to holders of Common Stock or any holders of Junior Stock, to receive for each share of Series A Preferred Stock a liquidation preference per share, plus accrued and unpaid dividends (including dividends accrued on any unpaid dividends) for the current dividend period.  To the extent that the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any Parity Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.  After the full amount of the liquidation preference is paid, the holders of the Series A Preferred Stock will not be entitled to any further participation in the distribution of assets.

For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger or consolidation of the Corporation with another entity nor a sale, lease or exchange of all or substantially all of the Corporation’s assets will constitute a liquidation, dissolution or winding up of the affairs of the Corporation.

Redemption and Repurchase

The Series A Preferred Stock may not be redeemed prior to February 15, 2012 unless we receive aggregate net proceeds from one or more Qualified Equity Offerings as described below of at least $2,500,000 which amount equals 25% of the aggregate liquidation amount of the Series A Preferred Stock on the date it was issued.  In such event, we may redeem the Series A Preferred Stock, subject to the prior approval of the Federal Reserve, in whole or in part up to a maximum amount equal to the aggregate net cash proceeds received by us from such Qualified Equity Offerings at a redemption price equal to 100% of the liquidation preference amount of $1,000 per share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date.

After February 15, 2012, the Series A Preferred Stock may be redeemed, subject to the approval of the Federal Reserve, at any time and from time to time, in whole or in part, subject to notice as described below.

The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or similar provisions.  Holders of shares of Series A Preferred Stock have no right to require redemption or repurchase of the Series A Preferred Stock.

We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books.  This mailing must be at least 30 days and not more than 60 days before the date fixed for redemption.  Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice to any holder of Series A Preferred Stock designated for redemption will not affect the redemption of any other Series A Preferred Stock.  Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series A Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Series A Preferred Stock.

Conversion

Holders of the Series A Preferred Stock have no right to exchange or convert their shares into Common Stock or any other securities.

Preemptive Rights

The Series A Preferred Shares have no rights of preemption whatsoever as to any of our securities, or any warrants, rights or options issued or granted with respect to our securities.

Voting Rights

The holders of the Series A Preferred Stock do not have voting rights other than class voting rights granted under applicable New Jersey law and class voting rights on (i) any authorization of shares ranking senior to the Series A Preferred Stock; (ii) any amendment of the rights of the Series A Preferred Stock; or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Series A Preferred Stock.

Whenever dividends have not been paid on the Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of the Corporation will automatically increase by two and the holders of the Series A Preferred Stock will have the right (together with the holders of shares of any other classes or series of voting Parity Stock outstanding at the time, of which the Corporation currently has none outstanding, voting together as a class), to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full at which time this right will terminate with respect to the Series A Preferred Stock, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Series A Preferred Stock.

Upon any termination of the right of the holders of the Series A Preferred Stock to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A Preferred Stock and the voting Parity Stock.

In addition to any other vote or consent required under New Jersey law, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required in order to do the following:

•	amend our Certificate of Incorporation for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

•
amend or repeal any provision of the Certificate of Amendment to our Certificate of Incorporation containing the terms of the Series A Preferred Stock in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•
consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Corporation with another entity, unless (i) the shares of Series A Preferred Stock remain outstanding or, in the case of a merger or consolidation in which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of Series A Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series A Preferred Stock prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock and will not require the vote or consent of the holders of the Series A Preferred Stock.

To the extent holders of the Series A Preferred Stock are entitled to vote, holders of shares of the Series A Preferred Stock will be entitled to one vote for each share then held.

Common Stock

The following is a brief description of our Common Stock that may be resold by the selling securityholders.  This summary does not purport to be complete in all respects and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended, and our Bylaws, copies of which have been filed with the SEC and are also available upon request from us, and by applicable New Jersey law.

General

Under our Certificate of Incorporation, as amended, we have authority to issue up to 10,000,000 shares of Common Stock, no par value.  As of February 26, 2009, there were 5,584,714 shares of our Common Stock outstanding.  All outstanding shares of our Common Stock are fully paid and non-assessable.  There are no redemption or sinking fund provisions that apply to our Common Stock.

Our Common Stock is listed on the NASDAQ Capital Market system under the symbol “SSFN.”

Dividend and Liquidation Rights

Subject to preferences to which holders of any series of preferred shares may be entitled, holders of Common Stock of the Corporation are entitled to dividends if, as and when determined by our board of directors in its sole discretion out of funds lawfully available for the payment of dividends.  Holders of Common Stock of the Corporation are also entitled, upon our liquidation, dissolution or winding up, and after claims of creditors and the preferences of any class or series of preferred stock outstanding at the time of liquidation, dissolution or winding up, to receive pro rata our net assets, if any.  We pay dividends on our Common Stock only if we have paid or provided for all dividends on any outstanding series of preferred stock for the then current period and, if the preferred stock is cumulative preferred stock, all prior periods.  Our Series A Preferred Stock has, and any other series of preferred stock when issued will have, preference over our Common Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share that they hold on all matters submitted to a vote of our common shareholders, except as otherwise required by law.  The holders of our Common Stock vote together with the holders of preferred stock as a single class on all matters.  Except as otherwise provided in law or by our Certificate of Incorporation, a quorum for a meeting of shareholders is a majority of the outstanding shares.  The holders of our Common Stock have no cumulative voting rights.

Transfer Agent

The transfer agent and registrar for our Common Stock is Registrar and Transfer Company.

Anti-Takeover Provisions

Provisions of our certificate of incorporation may have anti-takeover effects.  These provisions may discourage, delay, defer or prevent a tender offer or takeover that a shareholder might consider to be in such shareholder’s best interest.  The effect of these provisions is discussed briefly below.

Authorized Stock

Our Certificate of Incorporation authorizes the issuance of 10,000,000 shares of Common Stock and 2,500,000 shares of preferred stock.  These shares of common stock and preferred stock provide our Board of Directors with as much flexibility as possible to effect, among other things, transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options.  However, these additional authorized shares may also be used by the Board of Directors, consistent with its fiduciary duties, to deter future attempts to gain control of us.  See “Anti-Takeover Provisions - Blank Check Preferred Stock” below.

Blank Check Preferred Stock

Of the 2,500,000 shares of preferred stock that the Corporation is authorized to issue under our Certificate of Incorporation, 10,000 shares have been designated as Series A Preferred Stock and have been issued to the Treasury in connection with our participation in the TARP Capital Purchase Program.  The remaining 2,490,000 undesignated shares of preferred stock are typically referred to as “blank check” preferred stock.  This refers to stock for which the rights and restrictions may be determined by the board of directors of a corporation without the need for further action of the shareholders of the corporation.  Our Certificate of Incorporation authorizes the Corporation’s Board of Directors to so designate and issue a new series of preferred stock without further shareholder action.  The Board of Directors has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences.  As a result of the ability to fix voting rights for a series of preferred stock, the Board of Directors has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of us and thereby assist members of management to retain their positions.

Classification of the Board of Directors

Our Certificate of Incorporation currently provides that our Board of Directors is divided into three classes, as nearly identical in number as the then total number of directors constituting the entire Board of Directors permits, with one class elected annually to serve for a term of three years. This classification of our Board of Directors may have the effect of making it more difficult for shareholders to change the composition of our Board of Directors whether or not a change in the composition of the Board of Directors may be viewed as beneficial to the Corporation.  It may also discourage a takeover of the Corporation because a shareholder with a majority interest in the Corporation may have to wait for at least two consecutive annual meetings of shareholders to elect a majority of the members of our Board of Directors.  In addition, our Certificate of

Incorporation provides that none of the members of the Board of Directors may be removed by the shareholders of the Corporation without cause and “cause” is defined to mean (i) conviction of a felony, (ii) declaration by order of a court that the director is of unsound mind, or (iii) gross abuse of trust which is proven by clear and convincing evidence to have been committed in bad faith.

Shareholder Vote on Certain Transactions

Our Certificate of Incorporation provides that no merger, consolidation, nor any action which would result in the disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of the holders of record of 80% of the outstanding shares of capital stock of the Corporation entitled to vote thereon, provided, however that if any such action has been approved prior to the vote of the shareholders by a majority of the Corporation’s Board of Directors, the affirmative vote of the holders of a majority of the outstanding shares of capital stock then entitled to vote on such matters shall be required.  This provision in our Certificate of Incorporation may not be amended except by the affirmative vote of the holders of record of 80% of the outstanding shares of capital stock of the Corporation entitled to vote.  This provision may also have the effect of making it more difficult for shareholders to effect a takeover of our Corporation.

SELLING SECURITYHOLDERS

The selling securityholders may include (i) the Treasury, the initial selling securityholder under this prospectus, which acquired the Warrant and purchased all of the shares of Series A Preferred Stock from us on January 30, 2009 in a private placement exempt from the registration requirements of the Securities Act, and (ii) the Treasury’s successor, or any other person or persons holding any portion of the Warrant and any shares of our Common Stock issued upon exercise of the Warrant to whom the Treasury has transferred its registration rights under the terms of the Securities Purchase Agreement between us and the Treasury.  The Treasury is required to notify us in writing of any such transfer of its registration rights within ten (10) days after the transfer, including the name and address of the transferee and the number and type of securities with respect to which the registration rights have been assigned.  As of the date of this prospectus, the Treasury has not notified us of any such transfer.  Accordingly, we believe that the Treasury holds record and beneficial ownership of the entire amount of the Warrant (none of which has been exercised) covered by this prospectus.

The securities to be offered under this prospectus for the account of the selling securityholders are:

•
a Warrant, immediately exercisable and expiring on January 30, 2019, to purchase 127,119 shares of the Corporation’s Common Stock at an exercise price of $11.80 per share (subject to adjustment as described under “Description of Warrant”); and

•
the 127,119 shares of our Common Stock issuable upon exercise of the Warrant (subject to adjustment as described under “Description of Warrant”), which shares, if issued, would represent ownership of approximately 2.2% of our Common Stock outstanding as of February 26, 2009 (included in total shares outstanding are the shares issuable upon exercise of the Warrant).

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

We do not know when or in what amounts the selling securityholders may offer the securities for sale.  The selling securityholders might not sell any or all of the securities offered by this prospectus.  Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because, to our  knowledge, no sale of any of the securities is currently subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

The only potential selling securityholder whose identity we are currently aware of is the Treasury.  Other than with respect to the Treasury’s acquisition of the Series A Preferred Stock and the Warrant from us, the Treasury has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders, and their successors and transferees, may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents.  If the securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for compensating the underwriters, broker-dealers or agents in the form of underwriting discounts or commissions or agent’s commissions.  The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions.  The selling securityholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. If the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent will be in amounts to be negotiated, which are not expected to be in excess of those customary in the types of transactions involved.

In connection with sales of securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling securityholders may also sell securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the selling securityholders may deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge securities to broker-dealers that in turn may sell such shares. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424 (b)(3) or other applicable provision of the Securities Act, amending, if necessary, the identification of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed which will set forth (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) any other facts material to the transaction.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

Under the securities laws of some states, the securities covered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

If a selling securityholder uses this prospectus for any sale of securities, it will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the securities covered by this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

Pursuant to the Securities Purchase Agreement between us and the Treasury, we have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities

Act.  We have agreed to pay substantially all expenses of the registration of the securities covered by this prospectus, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling securityholder will pay all underwriting discounts and selling commissions, if any, or any transfer taxes or other expenses associated with the sale of the securities by or on behalf of the selling securityholders.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information contained in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we later file with the SEC will automatically update and supersede this information.  Therefore, before you determine to invest in a particular offering of securities under this shelf registration, you should read reports we may have filed with the SEC after the date of this prospectus.  In all cases, you should rely on the more recent information over different information included in this prospectus.

We incorporate by reference into this prospectus the documents listed below, except to the extent any information contained in such filings is deemed “furnished” in accordance with SEC rules.  Such furnished information is not deemed filed under the Exchange Act  and is not incorporated in this prospectus.

•	our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2008, filed with the SEC on May 15, August 13 and November 13, 2008, respectively;

•	our Current Reports on Form 8-K filed with the SEC on June 18, July 7, and August 6, 2008 and January 6, February 4, 2009 and February 24, 2009; and

•
the description of the Corporation’s Common Stock which is contained in the Corporation’s Registration Statement on Form 8-B filed with the SEC on December 10, 1996, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Corporation with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except to the extent any information contained in such filings is “furnished” to the SEC in accordance with SEC rules) after the date of this prospectus and prior to the termination of this offering shall be deemed incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents.

The Corporation will provide without charge to each person to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the documents which are incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Stewardship Financial Corporation, 630 Godwin Avenue, Midland Park, New Jersey 07432-1405, Attention: Corporate Services, telephone: 201-444-7100.

LEGAL MATTERS

The validity of the securities offered by this prospectus is being passed upon for the Corporation by McCarter & English, LLP, Newark, New Jersey.

EXPERTS

The consolidated financial statements of Stewardship Financial Corporation and its subsidiary as of December 31, 2007 and 2006 and for each of the years in the two-year period ended December 31, 2007, included in Stewardship Financial Corporation’s Annual Report on Form 10-K, incorporated by reference herein, have been so incorporated in reliance upon the report of Crowe Horwath LLP (formerly known as Crowe Chizek and Company LLC), the Corporation’s independent registered public accounting firm for those periods specified above, and upon the authority of Crowe Horwath LLP, as experts in accounting and auditing.

INDEMNIFICATION

Article VII of the Corporation’s Certificate of Incorporation requires the Corporation to indemnify its officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act.

The Corporation’s Certificate of Incorporation also provides that the Corporation may purchase and maintain insurance on behalf of any person or persons enumerated in Article VII thereof against any liability asserted against or incurred by such person or persons arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this article.

No dealer, sales person or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Corporation. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction in which, or to any person to whom, such offer or solicitation may not lawfully be made. Neither the delivery of this prospectus nor any sales made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION OF SECURITIES ACT LIABILITIES

With respect to possible indemnification of officers, directors, employees and agents of the Corporation for liabilities arising under the Securities Act, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

The Corporation is subject to the informational requirements of the Exchange Act, as amended, and in accordance therewith files annual, quarterly and current reports, proxy and information statements and other information with the SEC.  Our SEC filings can be inspected and copied at the Public References Room maintained by the SEC at 100 F Street, N.E. Washington, D.C. 20549.  You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet web site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC.  Our public filings with the SEC are available to the public free of charge through the SEC’s Internet web site at http://www.sec.gov.  Our public filings with the SEC are also available on our Internet web site at www.asbnow.com, in the “Investor Relations” section of the web site, under the subsection titled “SEC Filings.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses we expect to incur in connection with the issuance and distribution of the securities being registered.  All amounts shown are estimates except for the SEC registration fee.  Actual expenses may be more or less.  The Corporation will bear all of these expenses.

SEC Registration Fee	$83.70
Legal Fees and Expenses*	$15,000.00
Accounting Fees and Expenses*	$5,000.00
Miscellaneous	$500.00
TOTAL:	$20,583.70

* Estimated solely for the purpose of this Item.  Actual expenses may be more or less.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article VII of the Corporation’s Certificate of Incorporation requires the Corporation to indemnify its officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act (the “Act”).

The Corporation’s Certificate of Incorporation also provides that the Corporation may purchase and maintain insurance on behalf of any person or persons enumerated in Article VII thereof against any liability asserted against or incurred by such person or persons arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this Article.

Section l4A:3-5 of the Act gives a corporation the power, without a specific authorization in its certificate of incorporation or by-laws, to indemnify a director, officer, employee or agent (a “corporate agent”) against expenses and liabilities incurred in connection with certain proceedings involving the corporate agent by reason of his being or having been such a corporate agent, provided that with regard to a proceeding other than one by or in the right of the corporation, the corporate agent must have acted in good faith and in the manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. In such proceeding, termination of a proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent does not of itself create a presumption that any such corporate agent failed to meet the above applicable standards of conduct. The indemnification provided by the Act does not exclude any rights to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. No indemnification, other than that required when a corporate agent is successful on the merits or otherwise in any of the above proceedings shall be allowed if such indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law or a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action in effect at the time of the accrual of the alleged cause of action which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

With respect to possible indemnification of officers, directors, and other corporate agents for liabilities arising under the Securities Act, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.	EXHIBITS.

The following exhibits are filed with or incorporated by reference into this Registration Statement.

Exhibit No.	Description

3(i).1	Certificate of Incorporation of Stewardship Financial Corporation (1)

3(i).2	Certificate of Amendment to Certificate of Incorporation of Stewardship Financial Corporation (2)

3(i).3	Certificate of Amendment to Certificate of Incorporation of Stewardship Financial Corporation(3)

3(i).4	Certificate of Amendment to Certificate of Incorporation of Stewardship Financial Corporation(4)

3(i).5	Certificate of Amendment to Certificate of Incorporation of Stewardship Financial Corporation(5)

3(i).6	Certificate of Amendment to Certificate of Incorporation of Stewardship Financial Corporation containing the terms of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (6)

3(ii)	Bylaws of Stewardship Financial Corporation (7)

4.1	Letter Agreement, dated January 30, 2009 (including Securities Purchase Agreement - Standard Terms attached as Exhibit A), between the Corporation and the United States Department of the Treasury (8)

4.2	Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (9)

4.3	Warrant dated January 30, 2009 to purchase up to 127,119 shares of Common Stock (10)

5	Opinion of McCarter & English, LLP

23.1	Consent of Crowe Horwath LLP, independent registered public accounting firm

23.2	Consent of McCarter & English, LLP (contained in its Opinion filed as Exhibit 5 to this Registration Statement)

24	Power of attorney (contained in the signature page of this Registration Statement)

_________________
(1)	Attached as Exhibit 3(i) to the Corporation’s Registration Statement on Form 8-B, Registration No. 0-21855, filed with the SEC on December 10, 1996 and incorporated herein by reference.

(2)	Attached as Exhibit 3(ii) to the Corporation’s Registration Statement on Form 8-B, Registration No. 0-21855, filed with the SEC on December 10, 1996 and incorporated herein by reference.

(3)	Attached as Exhibit A to the Corporation’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 18, 1997 and incorporated herein by reference.

(4)	Attached as Appendix A to the Corporation’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 10, 2002 and incorporated herein by reference.

(5)	Attached as Exhibit D to the Corporation’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 8, 2004 and incorporated herein by reference.

(6)	Attached as Exhibit 3.1 to the Corporation’s Current Report on Form 8-K filed with the SEC on February 4, 2009 and incorporated herein by reference.

(7)	Attached as Exhibit 3(iii) to the Corporation’s Registration Statement on Form 8-B, Registration No. 0-21855, filed with the SEC on December 10, 1996 and incorporated herein by reference.

(8)	Attached as Exhibit 10.1 to the Corporation’s Current Report on Form 8-K filed with the SEC on February 4, 2009 and incorporated herein by reference.

(9)	Attached as Exhibit 4.1 to the Corporation’s Current Report on Form 8-K filed with the SEC on February 4, 2009 and incorporated herein by reference.

(10)	Attached as Exhibit 4.2 to the Corporation’s Current Report on Form 8-K filed with the SEC on February 4, 2009 and incorporated herein by reference.

ITEM 17.	UNDERTAKINGS.

(A)	The undersigned registrant (the “Registrant”) hereby undertakes:

(1)    To file, during the period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i), (A)(1)(ii) and (A)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Midland Park, State of New Jersey, on this 2nd day of March, 2009.

STEWARDSHIP FINANCIAL CORPORATION

By:	/s/Paul Van Ostenbridge
Paul Van Ostenbridge, President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Paul Van Ostenbridge and Claire M. Chadwick, and each of them, as attorneys-in-fact and agents, with full power of substitute and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/Paul Van Ostenbridge	President and Chief Executive	March 2, 2009
Paul Van Ostenbridge	Officer (Principal Executive Officer)

/s/Claire M. Chadwick	Senior Vice President and Chief	March 2, 2009
Claire M. Chadwick	Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/Harold Dyer	Director	March 2, 2009
Harold Dyer

/s/William C. Hanse	Director and Chairman of the Board	March 2, 2009
William C. Hanse

/s/Margo L. Lane	Director	March 2, 2009
Margo L. Lane

/s/Arie Leegwater	Director	March 2, 2009
Arie Leegwater

/s/John L. Steen	Director	March 2, 2009
John L. Steen

/s/Robert J. Turner	Director	March 2, 2009
Robert J. Turner

/s/William J. Vander Eems	Director	March 2, 2009
William J. Vander Eems

/s/Abrahma Van Wingerden	Director and Vice Chairman of the	March 2, 2009
Abraham Van Wingerden	Board

/s/ Michael A. Westra	Director	March 2, 2009
Michael A. Westra

/s/Howard R. Yeaton	Director	March 2, 2009
Howard R. Yeaton

EXHIBIT INDEX

Exhibit No.	Description

3(i).1	Certificate of Incorporation of Stewardship Financial Corporation (1)

3(i).2	Certificate of Amendment to Certificate of Incorporation of Stewardship Financial Corporation (2)

3(i).3	Certificate of Amendment to Certificate of Incorporation of Stewardship Financial Corporation(3)

3(i).4	Certificate of Amendment to Certificate of Incorporation of Stewardship Financial Corporation(4)

3(i).5	Certificate of Amendment to Certificate of Incorporation of Stewardship Financial Corporation(5)

3(i).6	Certificate of Amendment to Certificate of Incorporation of Stewardship Financial Corporation containing the terms of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (6)

3(ii)	Bylaws of Stewardship Financial Corporation (7)

4.1	Letter Agreement, dated January 30, 2009 (including Securities Purchase Agreement - Standard Terms attached as Exhibit A), between the Corporation and the United States Department of the Treasury (8)

4.2	Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (9)

4.3	Warrant dated January 30, 2009 to purchase up to 127,119 shares of Common Stock (10)

5	Opinion of McCarter & English, LLP

23.1	Consent of Crowe Horwath LLP, independent registered public accounting firm

23.2	Consent of McCarter & English, LLP (contained in its Opinion filed as Exhibit 5 to this Registration Statement)

24	Power of attorney (contained in the signature page of this Registration Statement)

_________________
(1)	Attached as Exhibit 3(i) to the Corporation’s Registration Statement on Form 8-B, Registration No. 0-21855, filed with the SEC on December 10, 1996 and incorporated herein by reference.

(2)	Attached as Exhibit 3(ii) to the Corporation’s Registration Statement on Form 8-B, Registration No. 0-21855, filed with the SEC on December 10, 1996 and incorporated herein by reference.

(3)	Attached as Exhibit A to the Corporation’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 18, 1997 and incorporated herein by reference.

(4)	Attached as Appendix A to the Corporation’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 10, 2002 and incorporated herein by reference.

(5)	Attached as Exhibit D to the Corporation’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 8, 2004 and incorporated herein by reference.

(6)	Attached as Exhibit 3.1 to the Corporation’s Current Report on Form 8-K filed with the SEC on February 4, 2009 and incorporated herein by reference.

(7)	Attached as Exhibit 3(iii) to the Corporation’s Registration Statement on Form 8-B, Registration No. 0-21855, filed with the SEC on December 10, 1996 and incorporated herein by reference.

(8)	Attached as Exhibit 10.1 to the Corporation’s Current Report on Form 8-K filed with the SEC on February 4, 2009 and incorporated herein by reference.

(9)	Attached as Exhibit 4.1 to the Corporation’s Current Report on Form 8-K filed with the SEC on February 4, 2009 and incorporated herein by reference.

(10)	Attached as Exhibit 4.2 to the Corporation’s Current Report on Form 8-K filed with the SEC on February 4, 2009 and incorporated herein by reference.